EXHIBIT 5.2

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
P.O. Box 1008
Columbus, Ohio 43216-1008
614-464-6400
614-464-6350

August 28, 2009

Wendy’s/Arby’s Restaurants, LLC
1155 Perimeter Center West
Atlanta, Georgia 30338

Ladies and Gentlemen:

          We have acted as special counsel in the State of Ohio (the “State”) to Wendy’s International, Inc., an Ohio corporation (“Wendy’s”), Wendy’s Old Fashioned Hamburgers of New York, Inc., an Ohio corporation (“WOFH”), The New Bakery Co. of Ohio, Inc., an Ohio corporation (“NBC”), BDJ 71112, LLC, an Ohio limited liability company (“BDJ”), and RTM Indianapolis, LLC, an Ohio limited liability company (“RTM”, and collectively with Wendy’s, WOFH, NBC and BDJ, the “Ohio Guarantors”), in connection with the consummation of the exchange of $565,000,000 of 10.00% Senior Notes due 2016 (the “Initial Notes”) of Wendy’s/Arby’s Restaurants, LLC, a Delaware limited liability company (the “Company”), for $565,000,000 of the Company’s registered 10.00% Senior Notes due 2016 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Ohio Guarantors (the “Exchange Guarantees”). The Exchange Notes are to be issued under an Indenture dated as of June 23, 2009 among the Company, the guarantors party thereto, including the Ohio Guarantors (collectively, the “Guarantors”) and U.S. Bank National Association, as Trustee, as supplemented by the Supplemental Indenture, dated July 8, 2009 (the “Indenture”). The Exchange Notes and the Guarantees are being offered in exchange for the Company’s outstanding Initial Notes and the guarantees of the Initial Notes by the Guarantors, and each will be issued in accordance with the Indenture. We are rendering this opinion letter to you at the request of the Ohio Guarantors in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of the Company, the Ohio Guarantors, and the other subsidiaries of the Company named therein, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Purchase Agreement, dated as of June 18, 2009 (the “Purchase Agreement”) among the Company, the Guarantors, the Initial Purchasers named on Schedule A thereof (the “Initial Purchasers”), and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., as representatives of the Initial Purchasers relating to the purchase by the Initial Purchasers of the Initial Notes.

August 28, 2009

          In connection with this opinion letter, we have examined, in our capacity as special Ohio counsel to the Ohio Guarantors, and for purposes of rendering this opinion letter, the following:

(a)	copies of the following documents:

	(i)	the Registration Statement;

	(ii)	the executed Purchase Agreement;

	(iii)	the executed Indenture;

	(iv)	the executed Registration Rights Agreement, dated as of June 23, 2009 (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers;

	(v)	the executed Initial Notes issued on June 23, 2009 (including the guarantees endorsed thereon by the Ohio Guarantors (the “Offered Securities Guarantees”)); and

	(vi)	the form of Exchange Notes (including the Exchange Guarantees endorsed thereon).

The Purchase Agreement, the Indenture, the Registration Rights Agreement, the Offered Securities Guarantees, and the Exchange Guarantees are collectively referred to herein as the “Transaction Documents”.

          (b)     documents and records of the Ohio Guarantors consisting of their respective (i) articles of incorporation or articles of organization, (ii) code of regulations or operating agreement, (iii) certified copies of resolutions adopted by their boards of directors, managers or members, and (iv) such other corporate or limited liability company documents, proceedings and records as we have deemed necessary or appropriate for purposes of this opinion;

          (c)     Certificates of Good Standing or Certificates of Full Force and Effect from the Secretary of State of the State for each of the Ohio Guarantors, each dated the date indicated on Exhibit A attached hereto, for the respective Ohio Guarantors (each a “Good Standing Certificate” and, collectively, the “Good Standing Certificates”);

          (d)     certificates of an officer or officers of each of the Ohio Guarantors as to certain factual matters and as to the incumbency of the respective officers of the Ohio Guarantors authorized to sign each Transaction Document (collectively, the “Officers’ Certificates”); and

August 28, 2009

          (e)     such other certificates, documents, instruments, laws, statutes, ordinances, regulations and other matters as we have deemed necessary or advisable in order to render our opinion.

          In rendering this opinion, we have, with your permission and without independent investigation, made the following assumptions:

          (a)     The authenticity and genuineness of all signatures, the conformity to original documents of all documents presented to us as copies thereof, the authenticity of the original documents from which any such copies were made and the legal capacity of all individual signatories to such documents, and, other than with respect to the Ohio Guarantors, each of the Transaction Documents has been duly and properly executed and delivered by each of the respective parties thereto.

          (b)     Each party to the Transaction Documents (other than the Ohio Guarantors) has been duly organized and is validly existing under the laws of the state of its incorporation or formation, and has all necessary power and authority to enter into, execute, deliver and perform each of the Transaction Documents to which it is a party, and the execution, delivery and performance thereof by each such party have been duly authorized by all necessary action.

          (c)     Each of the Transaction Documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its respective terms under the internal laws of the State of New York and under the internal laws of the jurisdiction of incorporation or formation of each such party.

          (d)     (i) that the Exchange Notes and Exchange Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and the Exchange Guarantees will be in substantially the form attached to the Indenture and that any information required by but omitted from such form will be properly added.

          As to all matters of fact which are material to our opinion, we have relied, without any independent verification, due diligence or other investigation, upon the truth and accuracy of the representations, warranties and recitals of fact (as opposed to conclusions of law) made or set forth in the Transaction Documents, the Officers’ Certificates and the Good Standing Certificates.

          As used in the opinions expressed herein with respect to the Ohio Guarantors, the phrases (i) “corporate power and authority” and “duly authorized by all necessary corporate action” refer and are limited to the Ohio General Corporation Law (Ohio Revised Code (“R.C.”) Chapter 1701) and to the applicable articles of incorporation and code of regulations, and (ii) “limited liability company power and authority” and “duly authorized by all necessary limited liability company action” refer and are limited to the Ohio Limited Liability Companies Law (R.C. Chapter 1705) and the applicable articles of organization and operating agreement.

August 28, 2009

          Based upon and subject to the foregoing and the further qualifications set forth below, as of the date of this opinion (or, in the case of the Good Standing Certificates, the respective dates thereof), we are of the opinion that:

          1.     Each of Wendy’s, WOFH, and NBC is a corporation, validly existing and, based solely on its respective Good Standing Certificate, in good standing under the laws of the State. Each of Wendy’s, WOFH, and NBC has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. Each of RTM and BDJ is a limited liability company, validly existing and, based solely on its Good Standing Certificate, in full force and effect under the laws of the State. Each of RTM and BDJ has all necessary limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

          2.     The execution, delivery and performance of the Transaction Documents to which it is a party by each of Wendy’s, WOFH, and NBC have been duly authorized by all necessary corporate action on the part of each of Wendy’s, WOFH, and NBC. The execution, delivery and performance of the Transaction Documents to which it is a party by each of RTM and BDJ have been duly authorized by all necessary limited liability company action on the part of each of RTM and BDJ.

          3.     Neither the execution, delivery or performance by each of the Ohio Guarantors of the Transaction Documents to which it is a party, nor the compliance by such Ohio Guarantor with the terms and provisions thereof, will violate any provision of such Ohio Guarantor’s respective articles of incorporation or articles of organization, as the case may be, or its respective code of regulations or operating agreement, as the case may be, or any statutes or regulations of the State, as interpreted by the reported decisional law of the State applicable generally to for profit corporations and for profit limited liability companies.

          4.     Each of the Purchase Agreement, the Indenture, the Registration Rights Agreement, and the Offered Securities Guarantees to which one or more of the Ohio Guarantors is a party has been duly executed and delivered by the Ohio Guarantors that are parties thereto.

          5.     No consent, approval, authorization or order of, or filing with, any person (including any State governmental agency, body or court) is required for the consummation of the transactions contemplated by the Purchase Agreement, the Indenture and the Registration Rights Agreement in connection with the Exchange Guarantees by the Ohio Guarantors, except such as may be required under State securities laws.

          All of the opinions expressed above are subject to the following additional qualifications:

          Our opinions expressed herein are subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium, fraudulent

August 28, 2009

dispositions or obligations (R.C. Chapter 1336, and R.C. §1313.56) or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

          We have not conducted the requisite factual or legal examination and, accordingly, express no opinion as to: (a) the effect or application, if any, of any laws or regulations concerning or promulgated by (i) environmental agencies or authorities, (ii) banks and thrift institutions, insurance companies, and utilities under R.C. Title 49, (iii) securities laws, or (iv) pension plans, retirement plans, employee stock option plans or other employee benefits plans; (b) restrictions attendant to financings of property by public authorities, for example, industrial revenue bond financings; (c) federal and state laws and regulations (other than laws and regulations of the State) concerning filing and notice requirements; (d) any order of any court or other authority directed specifically to any party to the Transaction Documents of which we do not have knowledge; or (e) taxes or tax effects.

          The opinions expressed herein are limited to the laws of the State having effect on the date hereof, and we express no opinion as to the laws of any other jurisdiction. The opinions expressed herein are furnished specifically in connection with the execution and delivery of the Transaction Documents for the benefit of the Company and its permitted successors and assigns. In addition, we consent to (i) the filing of this opinion as an exhibit to the Registration Statement, (ii) the use of the name of our firm under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement and (iii) the reliance on our opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP for purposes of its opinion to the Company, dated as of the date hereof and which will be filed as Exhibit 5.1 to the Registration Statement.

          Our opinion may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity, without our specific prior written consent.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP

Exhibit A

Good Standing Certificates

Name	Certificate Date
Wendy’s International, Inc., an Ohio corporation	August 24, 2009

Wendy’s Old Fashioned Hamburgers of New York, Inc., an Ohio corporation	August 24, 2009

The New Bakery Co. of Ohio, Inc., an Ohio corporation	August 24, 2009

RTM Indianapolis, LLC, an Ohio limited liability company	August 24, 2009

BDJ 71112, LLC, an Ohio limited liability company	August 24, 2009